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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:
Mike Wise - CFO
NetRadio Corporation
(952) 259-6700
mwise@netradio.com

Laura Anders
Fleishman-Hillard for NetRadio
(612) 337-0354
andersl@fleishman.com


                    NAVARRE FORGIVES PORTION OF NETRADIO DEBT

Minneapolis, MN - (March 26, 2001) - NetRadio Corporation (Nasdaq: NETR), a media company that is the leading online distributor of originally programmed audio entertainment through its web site www.netradio.com, today announced that it had completed a restructuring of approximately $9.6 million of debt owed to Navarre Corporation. Navarre is NetRadio's largest shareholder and, prior to its initial public offering in October 1999, NetRadio's parent corporation. Under the terms of the restructuring, Navarre has forgiven $5.5 million of the debt in exchange for a $1 million prepayment by NetRadio to be made March 26, 2001. These transactions leave a current balance owed to Navarre of approximately $3.1 million, due in November 2001.

"Both Navarre and NetRadio will benefit from these transactions. Navarre will benefit by gaining $1 million in cash. And, by forgiving this debt, Navarre has strengthened NetRadio's balance sheet and reduced our future cash requirements, allowing us to continue to pursue our growth strategies and enhance shareholder value," said Michael Wise, Net Radio chief financial officer. "Importantly, the debt restructuring also addresses one of our Nasdaq compliance issues."

As previously announced, NetRadio has been notified by the Nasdaq Stock Market of Nasdaq's determination that NetRadio is not in compliance with two requirements for continued listing on the Nasdaq National Market: minimum market value of public float of $5 million and minimum bid price of $1.00 per share. Nasdaq subsequently notified the company that it was also not in compliance with the requirement for continued listing of minimum net tangible assets of $4 million. Management believes that after the restructuring of the Navarre debt announced today, NetRadio has regained compliance with the net tangible assets continued listing requirement for the Nasdaq National Market. On a pro forma basis, giving effect to the restructuring of the Navarre indebtedness as of December 31, 2000, NetRadio would have had net tangible assets of approximately $9.2 million, instead of the $3.7 million previously reported by the company.

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NetRadio has a hearing scheduled with Nasdaq on March 28, 2001 to address its continued listing compliance issues. There can be no assurance that the hearing will result in continued listing of the common stock on the Nasdaq National Market. If unsuccessful, NetRadio intends to request that its common stock be listed on the Nasdaq SmallCap Market. Delisting of the common stock from Nasdaq could have a material adverse effect on the market price of, and the efficiency of the trading market for, NetRadio's common stock.



CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Any forward looking statements contained in this press release reflect management's current expectations or beliefs and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. NetRadio cautions readers that future actual results could differ materially from those in any forward-looking statements depending on the outcome of certain factors. Any such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, our ability to generate revenue from a new and unproven business model, the incurrence of operating losses, the necessity to obtain additional financing to achieve our strategic business objectives, the fluctuation of subscription and advertising revenues, our ability to expand our technical capacity, competition, and other risks and uncertainties, including those described from time to time in NetRadio's reports filed with the Securities and Exchange Commission. Except as required by applicable law, NetRadio undertakes no obligation to update or revise any such forward-looking statements.

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